Exhibit 16








January 18, 2002



Securities and Exchange Commission 450 5th Street N.W.
Washington, D.C. 20549

RE: MICROWAVE TRANSMISSION SYSTEMS, INC., a Texas Corporation, Commission File No. 000-30722

Ladies and Gentlemen:

We were previously the independent accountants for MICROWAVE TRANSMISSION SYSTEMS, INC. ("Company") and on February 9, 2001, we reported on the financial statements of the Company for the years ended December 31, 2000 and 1999.

We have read the Company's statements included under Item 4 of its current report on Form 8-K dated January 17, 2002, and have no disagreements with the disclosure made herein.

Very truly yours,

/s/ King Griffin & Adamson P.C.
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KING GRIFFIN & ADAMSON P.C.